Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made effective as of the 4th day of April, 2008

AMONG:              REPUBLIC GOLD LIMITED ACN 106 399 311, a body corporate incorporated under the laws of Australia and having its registered office at 144 Cobra Road, Mareeba, Queensland, Australia 4880 (Facsimile No: (07) 4092 3797)

(the “Purchaser”)

AND:                      VISTA GOLD CORP., a body corporate incorporated under the laws of the Yukon Territory, Canada and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127 (Facsimile No: (720) 981-1186)

(“Vista”)

AND:                      VISTA GOLD (ANTIGUA) CORP., a body corporate incorporated under the laws of Antigua and Barbuda and having its registered office at 11 Old Parham Road, P.O. Box 1531, St. John’s, Antigua, W.I.

(“Vista Gold Antigua”)

WHEREAS:

A.                                  Vista is the registered and beneficial owner of the Shares (as defined below);

B.                                    Vista has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from Vista, the Shares, on the terms and conditions set out in this Agreement; and

C.                                    Vista Gold Antigua has consented to the transfer of the Shares to the Purchaser, on the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and agreements hereinafter contained the Parties agree as follows:

1.                                      Definitions.  In this Agreement, the following words, phrases and expressions shall have the following meanings:

“Additional Consideration” has the meaning given to that term in Section 3.2;

“Affiliate” means a relationship among persons, corporations or similar entities in which a corporation or similar entity is the direct or indirect subsidiary of another corporation or similar entity, two corporations or similar entities are subsidiaries of the same corporation or similar entity, or two corporations or similar entities are controlled by the same person, corporation or similar entity;

“Agreement” means this Agreement as a whole, including the Schedules attached hereto, together with any amendments thereto;

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday in the Province of British Columbia, Canada;

“Closing” means the completion of the transfer of the Shares contemplated in this Agreement;

“Closing Date” means the date on which Closing occurs, as agreed between the parties;

“Commercial Production” means the commercial-scale operation of any part of the Property as a Mine by, or on behalf of, the Purchaser, but does not include processing of ore carried out in a pilot plant or processing ore for other testing purposes.  Commercial Production shall be deemed to have commenced on the day immediately following the first 90 consecutive days during which Minerals have been produced by, or on behalf of, the Purchaser and processed at an average daily rate of not less than 75% of the rated capacity of the production and processing facilities which is forecast by the bankable feasibility study upon which the decision to proceed to Commercial Production decision was taken;

“Constitution” means the constitution, articles, bylaws, memorandum of association, testimony of constitution or other form of constating document that governs the organization of an entity;

“Disclosure Documents” means the disclosure documents setting out the information and attaching the documents contemplated by this Agreement as being disclosed and or provided to the Purchaser by or on behalf of Vista in such documents and which are for greater certainty listed in Schedule “F”;

“Disclosure Letter” means the letter dated as of the date of this Agreement which, concurrently with the execution of this Agreement, was delivered by Vista to the Purchaser;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature;

“Escrow Account” means the account in which the Escrow Amount will be held in accordance with Section 4;

“Escrow Amount” has the meaning ascribed to such term in Section 4(e);

“Final Production Payment” means the sum of US$1 million (inclusive of Taxes) that is payable by (or on behalf of) the Purchaser to Vista in accordance with Section 3.1(c);

“Force Majeure Event” means any act of God, strike, lockout, disruption to rights of occupation or operation of the Mine, other disturbance or labour difficulty, war, act of public enemy, blockade, revolution, riot, insurrection, civil commotion, lightning, storm, flood, fire, earthquake, explosion, embargo, unavailability of any essential equipment or materials, unavoidable accident, lack of transportation, or anything done or not done by or to a person, government or other competent authority which results in the halting of Commercial Production for any period;

“Gold” means all gold in ore produced for refining from ore in, on or under the Property which may lawfully be explored for, mined and sold;

“Governmental Authority” means any federal, provincial, state, municipal, or other local government or quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing governments or any Laws and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof, and any judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing persons or any Laws;

“Initial Production Payment” means the amount of US$1 million (inclusive of Taxes) that is payable by (or on behalf of) the Purchaser to Vista in accordance with Section 3.1(a);

“Initial Production Payment Date” has the meaning ascribed to such term in Section 3.1(a);

“Laws” means all federal, provincial, state, municipal and local: constitutions; statutes; codes; ordinances; decrees; rules; regulations; by-laws; treaties; judicial, arbitral, administrative,

departmental or regulatory judgements, orders, decisions, rulings or awards; policies; voluntary restraints; guidelines; general principals of common law and equity; and any provisions of such Laws, binding on or affecting the person referred to in the context in which such word is used; and “Law” means any one of such Laws;

“Legal Proceedings” has the meaning given to that term in Section 6;

“Mine” means workings established and assets acquired, including open pits, dumps, stockpiles, development headings, plant and concentrator installations, dams, infrastructure, housing, airport and other facilities to convert the Property into an operating Gold mine that is achieving Commercial Production;

“Minerals” means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and non-metallic, in, on or under the Property which may lawfully be explored for, mined and sold;

“NSR Royalty” means a net smelter return royalty with respect to the production of Gold from the Property pursuant to the terms set out in Schedule “D”;

“Parties” means the parties to this Agreement and their respective successors and permitted assigns which become Parties pursuant to this Agreement;

“Property” means the mineral rights and concessions on which the Mine is (or is proposed to be) established which are located approximately 382 kilometres southeast of La Paz in Chayanta Municipality, Bustillos Province, Department of Potosi, in southwestern Bolivia, as more particularly described in Schedule “C”;

“Purchase Price” has the meaning given to that term in Section 3.1;

“Second Production Payment” means the sum of US$1 million (inclusive of all Taxes) that is payable by (or on behalf of) the Purchaser to Vista in accordance with Section 3.1(b);

“Shares” means all of the issued share capital of Vista Gold Antigua, details of which appear in Schedule “A”;

“Subsidiaries” means each Affiliate of Vista Gold Antigua, details of which are set out in Schedule “B”;

“Tax” and “Taxation” means each of the following: (a) all forms of taxation, duties, imposts, fees, levies, deductions or withholdings, whether of Canada, Antigua, Bolivia, Australia, U.S. or elsewhere; and (b) any interest or penalty in connection with such liability;

“Technical Reports and Data” means all reports and data pertaining to the Property which are in the possession and control of Vista on the Closing Date; and

“Vendor Warranties” means the representations and warranties made by Vista and, where applicable, Vista Gold Antigua set out in Schedule “E”.

2.                                     Purchase and Sale.  Vista hereby agrees to sell the Shares to the Purchaser, and the Purchaser hereby agrees to purchase the Shares from Vista, effective as of the Closing Date for consideration consisting of the Purchase Price and the Additional Consideration, all on and subject to the terms and conditions of this Agreement.

3.                                     Consideration.

3.1                                Purchase Price.  Subject to Section 4, the Purchaser shall pay to Vista the Initial Production Payment, the Second Production Payment and the Final Production Payment in accordance with the following:

(a)                                  subject to clause 3.4(a), the Initial Production Payment shall be payable within 30 days of commencement of Commercial Production (the date that such payment is due and payable, the “Initial Production Payment Date”);

(b)                                 subject to clause 3.4(b), the Second Production Payment shall be payable within 30 days of the first anniversary of the Initial Production Payment Date; and

(c)                                  subject to clause 3.4(c), the Final Production Payment shall be payable within 30 days of the second anniversary of the Initial Production Payment

(collectively such amounts in aggregate, the “Purchase Price”).

3.2                                Additional Consideration.  In addition to the payment of the Purchase Price, effective as of the Closing Date, the Purchaser shall (without further action from the Purchaser):

(a)                                assume full and complete responsibility for the Legal Proceedings;

(b)                               give and grant to Vista the NSR Royalty, and shall pay to Vista all payments that become due and payable to Vista in accordance with the NSR Royalty;

(c)                                assume full and complete responsibility for all statutory liabilities of Vista or any of its Affiliates for any accrued severance benefits for existing staff and collective contract employees, engaged to provide services with respect to the Property; and

(d)                               assume full and complete responsibility for the payment of all property holding costs relating to the Property arising on or accruing after the Closing Date,

(collectively, the “Additional Consideration”).

3.3                              Manner and Currency of Payment.  All cash payments under this Section 3 shall be made by wire transfer or certified bank cheque in US Dollars or by such other means as is acceptable to Vista.

3.4                                Impact of Force Majeure on Payment of Purchase Price.  In the event that a Force Majeure Event occurs prior to the payment to Vista of any of the Initial Production Payment, the Second Production Payment or the Final Production Payment, the date for payment of such amounts shall be adjusted as follows:

(a)                                  Initial Production Payment - If a Force Majeure Event occurs at any time during the 90 day period commencing on the day that Minerals are first produced in a commercial-scale operation by, or on behalf of, the Purchaser and ending on the day that Commercial Production is deemed to have commenced, the Initial Production Payment Date shall be extended to take into account any period during which Commercial Production did not occur.

(b)                                 Second Production Payment - If a Force Majeure Event occurs at any time during the 12 month period following the date on which Commercial Production has commenced, the date for payment of the Second Production Payment shall be extended to take into account any period during which Commercial Production did not occur.

(c)                                  Final Production Payment - If a Force Majeure Event occurs at any time during the 24 month period following the date on which Commercial Production has commenced, the date for payment of the Final Production Payment shall be extended to take into account any period during which Commercial Production did not occur.

4.                                     Representations and Warranties of Vista and Vista Gold Antigua.  Vista and where applicable, Vista Gold Antigua represent and warrant to the Purchaser that, except as disclosed in the Disclosure Letter, as at the Closing Date each of the Vendor Warranties is true and accurate in all material respects.

Further, each Party acknowledges that:

(a)                                  each of the Vendor Warranties given is separate and independent, and except as expressly provided to the contrary in this Agreement, is not limited by reference to any other representation or warranty;

(b)                                 except in the case of a loss suffered in respect of fraud, dishonesty or wilful concealment on the part of Vista or its agents or advisers, in no circumstances shall Vista’s aggregate liability in respect of breaches of Vendor Warranties exceed the Purchase Price;

(c)                                  Vista shall not be liable for any breach of the Vendor Warranties, unless on or before the first anniversary of the Closing Date, the Purchaser (or the Purchaser’s nominee) has notified Vista in writing of the breach and that the Purchaser intends to make a claim to Vista for amounts it claims are due to it in respect of such breach;

(d)                                 any obligation of Vista to make a payment to the Purchaser under this Section 4 for a breach of the Vendor Warranties shall be satisfied, and the Purchaser’s sole and exclusive recourse for satisfaction of such obligations shall be, by way of a reduction of any portion of the Purchase Price or a NSR Royalty payment that is or becomes payable under Section 3 after the date a claim with respect to such breach is made in accordance with this Section;

(e)                                  the Purchaser may deduct from the Initial Production Payment, the Second Production Payment, the Final Production Payment or a NSR Royalty payment that is or becomes payable under Section 3, any amounts it claims, acting reasonably, are due to it in respect of any breach of the Vendor Warranties, which amounts shall not exceed the total maximum amount of the claims (the “Escrow Amount”), provided that no such amounts shall be so deducted unless the total amounts due to the Purchaser under this Section exceed US$50,000 in aggregate and that the Purchaser shall provide Vista with prompt written notice setting out the amounts so deducted and the breaches with respect to which such amounts are being deducted;

(f)                                    in the event that the Purchaser exercises its rights under the above paragraph prior to payment of any or all of any part of the Initial Production Payment, the Second Production Payment, the Final Production Payment or a NSR Royalty payment, the Purchaser must immediately pay that portion of the Escrow Amount from the Initial Production Payment, the Second Production Payment, the Final Production Payment or a NSR Royalty payment, as the case may be, that is then payable to Vista, into the Escrow Account and as such payments become payable, the Purchaser must immediately pay such amounts into the Escrow Account until the Escrow Amount is paid in full or the dispute is finally determined;

(g)                                 the Escrow Account will be established at a bank located in the United States or Australia agreed between the Parties (or in the event of dispute, nominated by the Purchaser’s solicitors acting reasonably) as an interest bearing account in the name of Vista and the Purchaser, and will be designated the “Amayapampa Escrow Account”;

(h)                                 at the time each claim is settled between Vista and the Purchaser or in the opinion of their solicitors acting reasonably, finally determined by an order, determination or award of any court, tribunal, arbitrator or expert having jurisdiction, then amounts must be paid out of the Escrow Amount to Vista or the Purchaser in accordance with that settlement, order, determination or award.  If after payment of all such claims there are any monies left in the Escrow Account, they will be to the entitlement of Vista and must be promptly paid to Vista.  Interest earned on amounts paid out of the Escrow Account will follow the principal; and

(i)                                     the Escrow Amount and any other amounts held in the Escrow Account may not be withdrawn or transferred from the Escrow Account except as specifically permitted by this Agreement or as agreed to in writing by Vista and the Purchaser.

5.                                      Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to Vista that:

(a)                                  the Purchaser is a corporation or company duly incorporated, amalgamated or formed, as the case may be, and validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or formation, as the case may be, and is up to date with respect to all of its corporate filings under those laws; and

(b)                                 (i) the Purchaser has the full right and authority to enter into this Agreement and each document executed and delivered or to be executed and delivered by the Purchaser, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery of this Agreement and each such other document, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Purchaser, and no other action on the part of the Purchaser is required in connection therewith, and (iii) this Agreement and each such other document constitutes, or when executed and delivered will constitute, a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms; and

(c)                                  neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms violate the Constitution of the Purchaser or any agreement to which the Purchaser is a party.

6.                                      Acknowledgement of Purchaser.  The Purchaser acknowledges and agrees that it is aware of and has conducted due diligence investigations that it has determined are necessary with respect to the Shares and the Property.

In addition, the Purchaser acknowledges and agrees that it is aware of the following litigation:

(a)                                  the claims, including the proceedings in Bolivia against Mr. Estanislao Radic Valderrama and/or his successors (“Radic”) seeking judgment declaring that Radic lacks any property rights with respect to the mining concessions constituting the Grupo Minero Amayapampa;

(b)                                 in Bolivia against Minera Nueva Vista S.A. and Mr. Raul Garafulic questioning the validity of Mr. Garafulic’s ownership of the Property, which lawsuit ended in April 2004 with a declaration that Radic’s cause of action had lapsed;

(c)                                  in Bolivia against Minera Nueva Vista S.A. and two of its predecessors in interest, seeking nullification of the public documents by which the mineral concessions comprising the Grupo Minero Amayapampa had been transferred to Minera Nueva Vista S.A.; and

(d)                                 the claim, including proceedings in Bolivia, against Agustin Melgarejo Zuleta, seeking nullification of testament and of the public document by which the aunt of Sr. Melgarejo transferred the 25% interest in the Gran Porvenir and La Chayanteña concessions to Sr. Melgarejo

(collectively, the “Legal Proceedings”).

The Purchaser acknowledges and agrees that effective as of the Closing, the Purchaser shall have full and complete responsibility for the Legal Proceedings, and that Vista and its directors, officers, employees, agents and representatives have no responsibility or liability of any nature whatsoever with respect to the Legal Proceedings, including without limitation with respect to any amount owing to a plaintiff with respect to any settlement or final determination of the Legal Proceedings, or any liability incurred by the Purchaser, Vista Gold Antigua, Minera Nueva Vista S.A. or any of the other Subsidiaries with respect to the Legal Proceedings.  For greater certainty, the Purchaser shall not assume liability for any unpaid legal and advisory fees accrued by Vista or any of its Affiliates arising from or incidental to the Legal Proceedings prior to closing.

Vista shall take such steps as are reasonably requested by the Purchaser to assist the Purchaser or any of its Affiliates, including Vista Gold Antigua, with the defence or pursuit of the Legal Proceedings, provided that the Purchaser pays all costs reasonably incurred by Vista in connection with the foregoing.

7.                                      Covenants of Vista.  Vista covenants and agrees with the Purchaser that, after the Closing, Vista will provide any assistance reasonably required to:

(a)                                  ensure that the resignation of those directors of Vista Gold Antigua and the Subsidiaries whom the Purchaser has not consented to remain officeholders, and the appointment of directors nominated by the Purchaser, is effective under applicable Laws; and

(b)                                 change the authorised signatories to bank accounts held by Vista Gold Antigua or any of the Subsidiaries to those persons approved by the Purchaser.

8.                                      Covenants of the Purchaser.  The Purchaser covenants and agrees with Vista during the term of this Agreement (unless otherwise specified in this Section 8) as follows:

(a)                                  the Purchaser, its employees, contractors and authorized agents and its Affiliates’ employees, contractors and authorized agents will enter the Property at the Purchaser’s sole risk and the Purchaser will and does hereby indemnify and save Vista and its directors, officers, employees and shareholders, harmless from any damage to the Property caused by the Purchaser, its employees, contractors and authorized agents and its Affiliates’ employees, contractors and authorized agents and from any actions, suits, claims, proceedings, litigation or investigation arising by reason of injury to Vista or its employees, contractors or agents on the Property or the approaches thereto;

(b)                                 the Purchaser will:

(i)            comply with the provisions of all agreements or instruments of title under which the Property is held;

(ii)           pay all fees, taxes, assessments and other charges levied by Governmental Authorities in respect of the Property or to maintain the Property in good standing; and

(iii)          file all necessary affidavits of assessment work and other filings required to maintain the Property in good standing, based upon the results of the Purchaser’s operations;

(c)                                  during the period from the Closing Date to and including the date that Commercial Production has commenced on the Property, and subject to the provision of reasonable advance notice to the Purchaser, the Purchaser will permit Vista, at its sole risk and expense, to have its employees, contractors and authorized agents visit the Property provided that in doing so it does not cause undue disruption to the Purchaser’s operations on the Property; and

(d)                                 during the period from the Closing Date to and including the date that Commercial Production has commenced on the Property, the Purchaser will deliver to Vista not later than August 1st and February 1st of each year, a summary report describing in reasonable detail the results of the mineral exploration and development carried out within the previous periods from January 1 to June 30 and July 1 to December 31, respectively.

9.                                     Loan to Purchaser.  Upon delivery of a loan agreement in the form set out in Schedule “G” and all documents reasonably required in connection with such loan agreement, Vista agrees to advance US$350,000 by wire transfer to the Purchaser pursuant to the terms and conditions of such loan agreement and to provide to the Purchaser a copy of the relevant wire transfer instructions within one Business Day of the Closing Date.

10.                              Closing Deliveries and Transactions.

10.1                         Escrow of Closing Deliveries.  All of the documents to be delivered pursuant to Sections 10.2 and 10.3 shall be tabled and held in escrow until Vista and the Purchaser have agreed that all such documents are satisfactory and at such time, Vista and the Purchaser shall indicate their agreement that the escrow be terminated, whereupon each of the documents tabled will be released from escrow and the Closing will be completed.

10.2                         Deliveries of Vista.  Upon execution of this Agreement by each of the Parties, Vista will deliver the following documents to the Purchaser:

(a)                                  duly executed transfer documents transferring the Shares to the Purchaser, such transfers to be executed by or on behalf of Vista and be in registrable form, subject to payment of stamp duty (if any);

(b)                                 the share certificates for the Shares, and any other documents that are necessary to vest full legal and equitable title in the Purchaser, including an irrevocable consent and waiver of any rights of pre-emption that may be required by the Constitution of Vista Gold Antigua.  If a share certificate cannot be located, a statutory declaration to that effect (in a form agreed to by the Purchaser) will be accepted instead of the share certificate;

(c)                                  written confirmation of beneficial ownership of each share in the Subsidiaries which is not registered in the name of Vista Gold Antigua, along with acknowledgement of the transfer in beneficial ownership to the Purchaser (or the Purchaser’s nominee) as at the Closing;

(d)                                 the certificate of incorporation and current Constitution for Vista Gold Antigua and each Subsidiary (including any certificate of incorporation on the change of name, and the certificate for any registered business name operated by the relevant company), or a certified copy of such document;

(e)                                  evidence of any required consents by lessors or Government Authorities (on terms satisfactory to the Purchaser) to the change in control of Vista Gold Antigua, the Subsidiaries and the Property;

(f)                                    each seal, if any, and any duplicate common or official seal, of Vista Gold Antigua or a Subsidiary;

(g)                                 all statutory accounts and registers required to be kept under applicable Laws, and all other corporate records maintained by each of Vista Gold Antigua and the Subsidiaries;

(h)                                 certified copies of resolutions duly passed by the directors of Vista authorising transfer of the Shares to the Purchaser (or the Purchaser’s Nominee);

(i)                                     certified copies of resolutions duly passed by the directors of Vista Gold Antigua consenting to the transfer of the Shares;

(j)                                     certified copies of resolutions duly passed by the directors of each of the Subsidiaries acknowledging the change in control; and

(k)                                  all documents, files, records and other data, financial or otherwise, relating to the Property, including without limitation the Technical Reports and Data.

10.3                         Deliveries of the Purchaser.  Upon execution of this Agreement by each of the Parties, the Purchaser shall deliver to Vista certified copies of the resolutions duly passed by directors of the Purchaser approving purchase of the Shares, and authorising the appointment of nominated directors to the boards of each of Vista Gold Antigua and the Subsidiaries.

11.                              Commencement of Commercial Production.

11.1                          Notice.  The Purchaser shall give notice to Vista, in writing, as soon as practicable, and in any event, within seven days, after commencement of Commercial Production.

12.                              Assignment of Interest.

12.1                          Assignment.  During the term of this Agreement, except as specifically contemplated by this Agreement, no Party shall sell, transfer or assign this Agreement or its rights or obligations hereunder (including without limitation with respect to the NSR Royalty) or its rights or beneficial interest in or title to the Property, without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed.  Notwithstanding any other provision of this Agreement, the transfer or assignment of a Party’s rights or obligations hereunder (including without limitation with respect to the NSR Royalty) or its rights or beneficial interest in or title to the Property to another person (an “assignee”) shall be subject to the assignee entering into an agreement with the other Party whereby the assignee agrees to be bound by, and comply with, the provisions of this Agreement (including the NSR Royalty) as though it were the assigning or transferring Party.

12.2                          No Encumbrance.  During the term of this Agreement, no Party will cause or allow an Encumbrance to be placed on its interest in or title to the Property or its rights under this Agreement without the prior written consent of the other Parties, except for any Encumbrance contemplated by a bankable feasibility study relating to the Property undertaken to move the Property to Commercial Production.

13.                              Indemnification.

13.1                         Each Party will indemnify and save harmless the other Party from and against all actions, suits, claims, proceedings, litigation or investigation whatsoever and any damages, losses (other than loss of profit), costs, fines, penalties, liabilities or expenses, including legal fees on a solicitor-and-own-client basis, disbursements and all costs incurred in investigation or pursuing any of the foregoing or any proceeding related thereto, made or brought against such Party or which such Party suffers or incurs, directly or indirectly, prior to the date that is one year from the date of Closing, as a result of or in connection with any breach of any representation, warranty, covenant or agreement in the Agreement by the other Party.  In no circumstances shall a Party’s aggregate liability in respect of this Section exceed the Purchase Price.

13.2                          Any amount payable under this Section will be increased so as to ensure that the net amount received by the Party entitled to payment hereunder will after Taxation be equal to that which would have been received by such Party had the payment and any increased payment pursuant to this Section not been subject to Taxation.

14.                              Non-Disclosure and Confidentiality.  Each Party agrees that it will not, without the prior written consent of the other Party, disclose publicly or to any third party the terms and conditions of this Agreement or the subsequent negotiations between the Parties, if any, except as required by law or by an applicable stock exchange’s rules and regulations.  In particular, each Party agrees to provide the other with reasonable opportunity to review any proposed public disclosure with respect to this Agreement or the transactions contemplated thereby.  In addition, each Party acknowledges that as part of the transactions contemplated by this Agreement, it may come into possession of material non-public information regarding the other Party.  Each Party agrees to keep such information strictly confidential and to use such information only for purposes of the transactions contemplated in this Agreement.  Nothing in this Section 14 shall prevent a Party from disclosing confidential information about the other Party to its own directors, officers, employees or advisors who need to know such information in order to assist such Party in completing the transactions contemplated in this Agreement.

15.          Retained Rights.

15.1        Right of First Refusal. The Purchaser shall not sell, assign or otherwise transfer its interest in the Property to a third party prior to commencement of Commercial Production without first offering to sell, assign or otherwise transfer its interest in the Property to Vista for a price and upon the same terms as the Purchaser would sell, assign or otherwise transfer its interest in the Property to a third party.  Vista shall be entitled to elect to purchase the Property from the Purchaser within 60 days of receiving the Purchaser’s offer, by delivering written notice to the Purchaser to purchase the Property.  If within 60 days of receiving the Purchaser’s offer, Vista does not elect to purchase the Property, the Purchaser may dispose of the Property to a third party at any time within 180 days of the expiry of Vista’s election period, but only for consideration equal to or greater than the consideration stated in the offer to sell to Vista, and upon no more favourable terms or conditions as the offer to sell to Vista; provided however, that the sale of the Property to the third party shall be subject to the third party entering into an agreement with Vista whereby the third party agrees to be bound by, and comply with, the provisions of this Agreement (including the NSR Royalty).

15.2        Right to Re-purchase. The Purchaser hereby gives and grants to Vista the right to re-purchase its rights, title to and interest in the Property at any time if the Purchaser or Vista Gold Antigua have not moved to close a financing under a project financing facility put in place to move the Property to Commercial Production prior to the fifth anniversary of the Closing Date.  The price payable upon exercise of the right to repurchase shall be 75% of the aggregate costs reasonably incurred by Vista Gold Antigua directly related to the holding, financing and developing of the Property, incurred after the Closing Date.  The costs will be verifiable on an open book basis.

16.          Notices.  All notices, consents, demands and requests (in this Section 16, called a “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally or may be sent by facsimile or may be forwarded by first class prepaid registered mail to the Parties at their addresses first above written.  Any Communication delivered personally or sent by facsimile shall be deemed to have been given and received on the Business Day next following the date of sending.  Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth Business Day following the date it is posted, addressed to the Parties at their addresses first above written or to such other address or addresses as any Party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

17.          General

17.1        Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

17.2        Time of Essence.  Time shall be of the essence of this Agreement.

17.3        Applicable Law.  This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of British Columbia and the laws of Canada applicable therein.

17.4        Arbitration.  All disputes arising out of or in connection with this Agreement shall be finally determined by arbitration under the Rules of the International Chamber of Commerce by one

or more arbitrators appointed in accordance with those rules.  The place of arbitration shall be Vancouver, British Columbia, Canada. The language of the arbitration shall be English.

17.5         Severability.  If any provision of this Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and such remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

17.6         Amendment.  This Agreement may not be amended or modified except by an instrument in writing duly executed on behalf of each of the Parties.

17.7         Waiver.  A consent to or waiver of any breach of default by any Party of any or all of its obligations under this Agreement by any other Party:

(a)           will not be valid and enforceable unless it is in writing and stated to be a consent or waiver pursuant to this Agreement;

(b)           may not be treated as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)           will not constitute a general waiver under this Agreement; and

(d)           will not eliminate or modify the need for a specific consent to or waiver of any other breach or default.

17.8         Enurement.  This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

17.9         Expenses and Fees.  Regardless of whether the transactions contemplated by this Agreement are ultimately completed, except as otherwise specifically provided in this Agreement, each Party will bear all of its own costs and expenses (including legal fees and travel costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

17.10       Further Assurances.  The Parties hereto agree to promptly do, make, execute, deliver or cause to be done, made, executed or delivered all such further acts, documents and things as the other Party hereto may reasonably require for the purpose of giving effect to this Agreement.

17.11       No Prior Representation.  No Party has relied on any representation, arrangement, understanding or agreement, whether written or oral, express or implied, statutory or otherwise, with respect to the subject matter of this Agreement, except as specifically set forth herein.

17.12       No Implied Covenants.  There are no implied covenants contained in this Agreement.

17.13       No Third Party Beneficiaries.  Each Party intends that this Agreement will not benefit or create any right or cause any action in or on behalf of any person other than the Parties hereto and no person other than the Parties hereto will be entitled to rely on the provisions hereof.

17.14       Schedules.  The following Schedules are attached to and form an integral part of this Agreement:

Schedule “A”       Particulars of Vista Gold Antigua

Schedule “B”        Particulars of the Subsidiaries

Schedule “C”        The Property

Schedule “D”        The NSR Royalty Agreement

Schedule “E”        Vendor Warranties

Schedule “F”        Disclosure Documents

Schedule “G”        Loan Agreement

17.15       Counterparts.  This Agreement may be executed in counterparts with the same force and effect as if the Parties had executed one instrument, and each counterpart will constitute an original thereof.  This Agreement and any counterpart thereof may be delivered by facsimile and when so delivered will be deemed to be an original.

IN WITNESS WHEREOF the Parties hereto have cause this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

REPUBLIC GOLD LIMITED ACN 106 399 311

By:	/s/ John Kelly
Authorized Signatory

VISTA GOLD CORP.

By:	/s/ Frederick H. Earnest
Authorized Signatory

VISTA GOLD (ANTIGUA) CORP.

By:	/s/ Gregory G. Marlier
Authorized Signatory

SCHEDULE “A”

PARTICULARS OF VISTA GOLD ANTIGUA

Registration No.:  IBC No. 005488

Registered Office:  Corporate Services Ltd., 11 Old Parham Road, P.O. Box 1531, St. John’s, Antigua, W.I.

Place of Incorporation:  Antigua and Barbuda

Directors:  Michael B. Richings and Gregory G. Marlier

Secretary:  Constance Martinez

Auditor:  PricewaterhouseCoopers LLP (successor to Coopers & Lybrand)

Issued Capital:  100 common shares with a par value of US$1.00 each, all of which are held by Vista Gold Corp.

A-1

SCHEDULE “B”

PARTICULARS OF THE SUBSIDIARIES

1.             Compañía Inversora Vista S.A.

Registration No.	07-044795-01

Registered Office	Senarec, currently Fundempresa
Edif. Cámara Nacional de Comercio
Av. Mcal Sta Cruz No. 1392, 2do Mz.
La Paz, Bolivia

Place of Incorporation	La Paz, Bolivia

Directors	María Esther Jitton, Alberto Alandia, José Melgarejo Biáñez

Secretary	José Melgarejo Ibanez

Auditor	Consultoría Especializada en Auditoría Administración Tributaria Social Y Laboral Cornejo Valdiviezo

Issued Capital	Bs. 2.993.000 (2.993 shares)

Shareholders and number of shares held by each	Vista Gold (Antigua) Corp. - 2893 shares
M E Jitton - 90 shares
Juan Pablo Velasco L. - 10 shares

2.             Minera Nueva Vista S.A.

Registration no.	07-044410-01

Registered Office	Senarec, currently Fundempresa
Edif. Cámara Nacional de Comercio
Av. Mcal Sta Cruz No. 1392, 2do Mz.
La Paz, Bolivia

Place of Incorporation	La Paz, Bolivia

Directors	María Esther Jitton, Alberto Alandia, Alexandro Böhrt Arana

Secretary	Alexandro Böhrt Arana

Auditor	Consultoría Especializada en Auditoría Administración Tributaria Social Y Laboral Cornejo Valdiviezo

B-1

Issued Capital	Bs. 2.993.000 (2.993 shares)

Shareholders and number of shares held by each	Compañía Inversora Vista S.A. - 2893 shares
M E Jitton - 90 shares
Juan Pablo Velasco L. - 10 shares

3.             Compañía Exploradora Vistex S.A

Registration No.	07-045935-01

Registered Office	Senarec, currently Fundempresa
Edif. Cámara Nacional de Comercio
Av. Mcal Sta Cruz No. 1392, 2do Mz.
La Paz, Bolivia

Place of Incorporation	La Paz, Bolivia

Directors	María Esther Jitton, Alberto Alandia, Alexandro Böhrt Arana

Secretary	Alexandro Böhrt Arana

Auditor	Consultoría Especializada en Auditoría Administración Tributaria Social Y Laboral Cornejo Valdiviezo

Issued Capital	Bs. 50.000 (50 shares)

Shareholders and number of shares held by each	Inversora Vista S.A. - 40 shares
M E Jitton - 5 shares
Juan Pablo Velasco L. - 5 shares

B-2

SCHEDULE “C”

THE PROPERTY

Registration No.	Padron No.	Concession	Surface Area
12988	502-02686	Consolidada I	40 Cuadriculas
11910	502-02101	Consolidada III	19 Cuadriculas
26295	502-06534	El Sureño de Gran Porvenir	2 Cuadriculas
26298	502-06536	La Protectora	4 Cuadriculas
11246	502-04424	Resguardo I	14 hectares
11247	502-04428	Sucesivas El Trabajo	38 hectares
11248	502-04429	La Olvidada	33 hectares
11249	502-04427	La Descuidada	9 hectares
11250	502-04426	La Protectora	27 hectares
11251	502-04425	Resguardo III	79 hectares
11252	502-04347	Resguardo II	61 hectares
22411	502-02139	Gran Porvenir(1)	583 hectares
22412	502-02086	La Chayanteña(1)	20 hectares
22415	502-02077	Demasías El Porvenir	16,217.35 Sq. Meters
22417	502-02079	Segundas Demasίas El Porvenir	38,812.27 Sq. Meters
22416	502-02078	Brac	11 hectares
22414	502-02138	Charagua	30 hectares
22413	502-02076	Demasίas Brac	39,839 Sq. Meters
22418	502-02080	El Porvenir	3 hectares
22426	502-02132	Apex	14 hectares
22431	502-02085	Huarihuamaña	13 hectares
22428	502-02127	Perez 2	5 hectares
22424	502-02137	Perez Tercero	4 hectares
22419	502-02081	Demasίas 26 de Diciembre	90,000 Sq. Meters
22422	502-02136	Remensura	30 hectares
22434	502-02130	Ravelo	6 hectares
22430	502-02129	El Trabajo	16 hectares
22432	502-02135	Dos Amigos	2 hectares
22433	502-02128	Inquisivi	20 hectares
22429	502-02084	Kaiser	2 hectares
22425	502-02133	Demasίas Apex A	148,880 Sq. Meters
22423	502-02134	Demasίas Apex B	87,699 Sq. Meters
22421	502-02082	Demasίas Apex C	19,500 Sq. Meters
22427	502-02083	Demasίas Kaiser	19,543 Sq. Meters
22420	502-02131	16 de Abril	1 hectare

Notes:

(1) Minera Nueva Vista holds 75% right, title to and interest in these concession and holds an option to purchase the remaining 25% of these concessions from Agustin Melgarejo Zuleta.

C-1

SCHEDULE “D”

NSR ROYALTY

In accordance with clause 3.2(b) of the Agreement, the Purchaser has granted this NSR Royalty to Vista, and as such subject to (c) below, the Purchaser shall pay to Vista a quarterly production net smelter return royalty on the Gold produced and sold, by or on behalf of the Purchaser or its Affiliates (the “Operator”), that is derived from the mining concessions described in Schedule “C” comprising the Property in accordance with the following (the “Royalty”):

(a)           The Royalty to be paid is a percentage of the Net Revenue (as defined in paragraph (b) below) from the sale of Gold produced by or on behalf of the Operator.

The percentage of the Net Revenue payable depends on the arithmetic average of the London PM Fix Price for every day of the relevant quarter on which the London Bullion Market Association fixes a spot price for an ounce of gold in $US (“Average Gold Spot Price”) during the relevant quarter, in accordance with the following table:

Average Gold Spot Price: US$ /oz	% Net Revenue payable to Vista
$500.00 or less	0.00%
$500.01 to $650.00	2.00%
$650.01 to $750.00	3.00%
$750.01 and above	3.50%

In this paragraph (a), London PM Fix Price for a day means the spot price in U.S. dollars per troy ounce of gold fixed in the afternoon by the London Bullion Market Association on that day.

(b)           For the purposes of this Schedule “D”:

Net Revenue means Gross Revenue minus Deductions where:

(i)            Gross Revenue means, subject to paragraph (c), (d) and (e) below, the gross amount received by the Operator during the relevant calendar quarter from the sale of all of the Gold derived from the Property.

(ii)           Deductions means, to the extent actually incurred and borne by or on behalf of the Operator:

A.            For Gold doré and high-grade Gold concentrate (concentrate containing greater than 90% Gold):

(1)           all actual charges and costs, including insurance, for transportation of Gold from the Operator’s processing facilities at or near the Property to the place of sale, whether transported by the Operator or a third party; and

(2)           all actual charges, costs, deductions, and penalties for smelting and refining the Gold (including any umpire charges) after said Gold leaves the Operator’s processing facility at or near the Property.  For example, if the Operator produces a high-grade Gold concentrate at its processing facility, it shall be entitled to deduct all charges, costs, deductions and penalties incurred by it in smelting and refining that concentrate into a final product for sale.  If the Operator produces Gold doré at its processing facility, which requires further refining, it shall be entitled to deduct all charges, costs, deductions, and penalties incurred by it in such further refining or processing.  If Gold is transported, processed, treated, smelted or refined by the Operator or an Affiliate of the Operator, the terms of charges, costs, penalties and deductions thereof used for calculating the Royalty shall be no less favorable than those which would be extended to a non-Affiliate party in an arms-length transaction for transportation, treatment, smelting, or refining of a like quantity and quality of such Gold.

B.            For all Gold, other than doré and high-grade Gold concentrate:

(1)           all actual charges and costs of insurance for transportation of Gold from the Operator’s processing facilities at or near the Property to the place of sale, whether transported by the Operator or a third party, which amounts do not include any other actual charges and cost of transportation; and

(2)           all actual charges, costs, deductions, and penalties for smelting and refining the Gold (including any umpire charges) after said Gold leaves the Operator’s processing facility at or near the Property.  If Gold is smelted or refined by the Operator or an Affiliate of the Operator, the terms of charges, costs, penalties and deductions thereof used for calculating the Royalty shall be no less favorable than those which would be extended to a non-Affiliate party in an arms-length transaction for smelting or refining of a like quantity and quality of such Gold.

PLUS, for all Gold, any taxes, duties, royalties, levies, fees or similar payments payable to any governmental or semi-governmental authority of Bolivia in relation to the production or sale of Gold from the Property.

(c)           Payment of the Royalty is subject to the following:

(i)            The obligation upon the Purchaser to pay the Royalty will cease once the Purchaser has paid the Royalty in respect of 720,000 troy ounces of Gold; and

(ii)           The Royalty shall be reduced or increased (as the case may be) in proportion to any change in the royalties levied by any Bolivian Government Authority on the Purchaser and any Affiliate arising out of or incidental to the operation of the Mine or the production of Gold from the Property between the date of this Agreement and the date of the relevant Royalty payment.

(d)           In the event the Operator does not sell the Gold produced from the Property during a quarter of production, a “sale” for the purposes of calculating the Royalty shall be deemed to have occurred on the day the Operator receives a settlement statement from the refiner, setting forth the number of troy ounces of Gold transferred to the account of the Operator, or an Affiliate or agent of the Operator, and the deemed sale price will be the Average Gold Spot Price for the relevant quarter.

(e)           If any Gold from the Property is sold for processing or treatment to a mill, smelter, or other processing facility owned or controlled by the Operator (or any subsidiary or Affiliate of the Operator) or taken in kind by the Operator, then the sums paid to the Operator shall be deemed to be no less than the sums the Operator would have received if the sale had been to an independent mill, smelter, or processing facility reasonably available to the Operator at the time of delivery.

(f)            The parties agree that the Operator and the Purchaser shall have no obligation to account to Vista for, and Vista shall have no interest or right of participation in, any profits or proceeds of future contracts, forward sales, hedging or any other similar marketing mechanisms employed by the Operator or the Purchaser or their affiliates, with respect to any Gold produced from the Property.

(g)           The Operator shall have the right to commingle the Gold produced from the Property with similar ore from other properties owned, leased, or controlled by the Operator or other Operators; provided, however, that before commingling the Operator shall calculate from representative samples the average grade of the Gold from the Property and shall either weigh or volumetrically calculate the number of tons of ore from the Property to be commingled.  As upgraded products (such as doré or concentrates) are produced from the commingled Gold, the Operator shall calculate from representative samples the average percent recovery of such upgraded products produced from the commingled Gold.  In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, the Operator may use any procedures generally acceptable in the mining and metallurgical industry that the Operator believes to be accurate and cost effective for the type of mining and processing activity being conducted.  In addition, comparable procedures may be used by the Operator to apportion among the commingled Gold any penalty charges imposed by the refiner on commingled Gold.  The records relating to commingled Gold shall be available for inspection by Vista, at Vista’s sole expense, at all reasonable times and upon reasonable notice to the Purchaser.

(h)           All Royalty payments owing to Vista shall be paid by certified check or wire transfer, or by such other means that is acceptable to Vista, in US Dollars or its equivalent in Bolivian currency, and shall be net of any Tax required to be paid on the transfer of funds out of Bolivia.  Vista shall be paid Royalty payments quarterly, on or before the 30th day of the month following each calendar quarter that the Operator receives proceeds from the sale of Gold produced from the Property.  All Royalty payments shall be made to the bank account or address that Vista specifies in writing to the Purchaser.  Vista may designate a different account or receiving address to the Purchaser by notice in writing.  In the event of any future division of ownership interest in the Royalty payments, payment to a single address or account shall constitute full satisfaction of the Purchaser’s obligation to pay the Royalty, and the Purchaser shall be relieved from any responsibility and liability for the future division of disbursements as among more than one payee of the Royalty.

(i)            The Operator shall keep accurate records of minerals derived and sold from the Property and of calculations relative to the Royalty payments and commingled ore from the Property.  The Royalty payments and adjustments shall be accompanied by a statement of the Royalty payment calculations, deductions, and adjustments.  Within 180 days following the end of each calendar year, the Purchaser shall furnish Vista with an audited year-end statement showing the amount of the Royalty payments paid to Vista during the year.  All year-end statements shall be conclusively presumed true and correct two years from the date furnished to Vista, unless within said period Vista takes written exception.  Upon 30 days prior written notice, Vista shall be entitled to an annual independent audit of the matters covered by the statement, during normal business hours and at Vista’s expense, provided it selects for the audit an international accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants.

SCHEDULE “E”

VENDOR WARRANTIES

1.                                       Information

1.1           Accuracy of schedules - The information relating to Vista Gold Antigua and each of the Subsidiaries set out in Schedules “A” and “B” is true, complete and accurate in all material respects.

1.2           Information accurate – All information given by or on behalf of Vista to the Purchaser relating to the Shares, including that contained in the Disclosure Documents, is true, complete and accurate in all material respects, and none of that information is misleading in any material respect, whether as a result of the inclusion of misleading information or the omission of material information or both.  Where information is provided to the Purchaser in the form of a forecast, expression of opinion, intention or expectation, the forecast, expression of opinion, intention or expectation is so far as Vista is aware fair, honest and made on reasonable grounds.

1.3           Adverse circumstances - Other than circumstances affecting the whole of the mining industry or particularly the mining industry or carrying on business in Bolivia, Vista is not aware of any circumstances which might reasonably be expected materially and adversely to affect either of:

(a)                                  the financial position, business, operations, assets, profitability or prospects of Vista Gold Antigua or any of the Subsidiaries; or

(b)                                 the value of the Shares.

1.4           Additional Information – To the best of its knowledge, having made reasonable enquiries, all information which Vista knows about Vista Gold Antigua, which would be reasonably likely to have an adverse effect on Vista Gold Antigua’s present and future right to develop the Mine on the Property has been fully disclosed to the Purchaser in writing.

2.             General corporate

2.1                                  Incorporation and corporate power – Each of Vista and Vista Gold Antigua and each of the Subsidiaries is duly incorporated and exists under the law of their respective places of incorporation, and each has power to own its assets and to carry on its business as it is now conducted.

2.2                                  Constitution –

(a)                                  The Constitution of Vista Gold Antigua and each of the Subsidiaries to be delivered to the Purchaser at Closing is the present Constitution of the relevant company, and is accurate and complete in all material respects.

(b)                                 Copies of all resolutions passed by the board of directors or the shareholders of Vista Gold Antigua and each of the Subsidiaries have been provided to the Purchaser.

(c)                                  The business and affairs of Vista Gold Antigua and each of the Subsidiaries have been conducted in all material respects in accordance with their respective Constitutions.

2.3           Statutory books and returns –

(a)                                  The register of shareholders, statutory books and other registers of Vista Gold Antigua and each of the Subsidiaries are up to date in all material respects and have been properly kept in accordance with all legal requirements.  No notice or allegation that any of them is incorrect or should be rectified has been received, and all transfers recorded in the register have been properly stamped.

(b)                                 All returns, resolutions and other documents which Vista Gold Antigua and each of the Subsidiaries is required by law to file with the relevant corporate registry, have been correctly made and duly filed or delivered.

(c)                                  Vista Gold Antigua and each of the Subsidiaries have not received notice of any application or intended application for altering its register of shareholders or any other register which it is required by law to maintain.

3.             Shares and investments

3.1           Ownership of the Shares –

(a)                                  The Shares constitute the whole of the issued and allotted share capital of Vista Gold Antigua.  All of the Shares have been duly issued and allotted, are fully paid, and no money is owing in respect of any of them.  Vista is the registered holder and the sole beneficial owner of the Shares, free from all Encumbrances.

(b)                                 Vista is entitled to sell and transfer the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this Agreement.

(c)                                  Vista does not own the Shares as trustee of any trust.

(d)                                 No power of attorney, proxy or other equivalent right has been granted by Vista or by anyone else in respect of any rights attaching to the Shares.

3.2           Shares in Subsidiaries -

(a)                                   Vista Gold Antigua (registered in Bolivia as Vista Gold Corp. Sucursal Bolivia) is the registered owner of 2,893 shares (representing 96.65% of the issued shares), Maria Esther Jitton is the registered owner of 90 shares (representing 3.01% of the issued shares) and Juan Pablo Velasco is the registered owner of 10 shares (representing 0.34% of the issued shares) of Compañía Inversora Vista, S.A. and Vista is the beneficial owner of all of the issued and outstanding shares in the capital of Compañía Inversora Vista, S.A., which shares have been validly issued and are outstanding as fully paid and non-assessable shares.

(b)                                  Compañía Inversora Vista, S.A. is the registered owner of 2,893 shares (representing 96.65% of the issued shares), Maria Esther Jitton is the registered owner of 90 shares (representing 3.01% of the issued shares) and Juan Pablo Velasco is the registered owner of 10 shares (representing 0.34% of the issued shares), of Minera Nueva Vista S.A. and Vista is the beneficial owner of all of the issued and outstanding shares in the capital of Minera Nueva Vista S.A., which shares have been validly issued and are outstanding as fully paid and non-assessable shares.

(c)            Compañía Inversora Vista, S.A. is the registered owner of 40 shares (representing 80% of the issued shares), Maria Esther Jitton is the registered owner of 5 shares (representing 10% of the issued shares) and Juan Pablo Velasco is the registered owner of 5 shares (representing 10% of the issued shares), of Compañía Exploradora Vistex S.A. and Vista is the beneficial owner of all of the issued and outstanding shares in the capital of Compañía Exploradora Vistex S.A., which shares have been validly issued and are outstanding as fully paid and non-assessable shares.

(d)                                  There is no Encumbrance over or affecting any shares in any of the Subsidiaries, and no person has claimed to be entitled to any such Encumbrance.

3.3           Issues of shares - No person is entitled, or has claimed to be entitled, to require Vista Gold Antigua or any of the Subsidiaries to issue any share capital either now or at any future date (whether contingently or not).  There are no agreements in force under which any person is or may be entitled to, or has the right to call for the issue of, any shares in Vista Gold Antigua or any of the Subsidiaries or securities convertible into or exchangeable for shares in any of the Subsidiaries.  None of the Subsidiaries has given, granted or agreed to grant any option or right (whether contingent or not) in respect of its unissued shares.

3.4           Other assets - Other than: (i) the Property, (ii) the 50 man camp, land, core shed and associated small site office and workshop; and (iii) commercial agreements and technical studies associated with the Mine, none of Vista Gold Antigua or any of the Subsidiaries owns or has the right to use any material asset that has not been disclosed to the Purchaser.  Further, no person is entitled, or to its knowledge has claimed to be entitled, to require Vista Gold Antigua or any of the Subsidiaries to transfer or otherwise dispose of any asset, other than in connection with the Legal Proceedings.

3.5           Associated entities, joint ventures and investments - Neither Vista Gold Antigua nor any of the Subsidiaries holds or beneficially owns any securities of any other corporation or has agreed to acquire any securities of any other corporation.

3.6           Non-competition- Neither Vista nor any Affiliate of Vista has any interest, directly or indirectly, in any business in Bolivia which is or is likely to be competitive with the business of Vista Gold Antigua or any of the Subsidiaries.

4.             Assets

4.1           No Encumbrances – To the best of its knowledge, without making any other inquiries or otherwise undertaking any investigation, none of the property, assets, undertaking, goodwill or uncalled capital of Vista Gold Antigua or any of the Subsidiaries is subject to any Encumbrance.

4.2           All property and assets owned- The property and assets of Vista Gold Antigua and each of the Subsidiaries comprise all the assets that are used in connection with, or are necessary for, the continuing conduct of their businesses (including the benefit of any contracts which are used in that business).

5.             Luzon Minerals Ltd.

5.1           The option agreement between Luzon Minerals Ltd. and Vista dated March 13, 2007 was lawfully terminated in writing by Luzon Minerals Ltd. and Vista on November 20, 2007, and Luzon Minerals Ltd. has no direct or indirect interest or claim in relation to any of the Shares, the Property or the Mine arising as a consequence of such option agreement.

6.             Capacity and consequences of sale

6.1           Compliance with the terms of this Agreement does not and will not do any of the following:

(a)                                   conflict with or constitute a default under any agreement or instrument to which Vista Gold Antigua or any of the Subsidiaries is a party, or of any other restriction of any kind by which Vista Gold Antigua or any of the Subsidiaries is bound;

(b)                                  relieve any other party to a contract with Vista Gold Antigua or any of the Subsidiaries of its material obligations or enable that party to vary or terminate its material rights or obligations under that contract; and

(c)                                   result in the creation, imposition or crystallisation of any Encumbrance on any of the property or assets of Vista Gold Antigua or any of the Subsidiaries.

7.             Insolvency and voidable transactions

7.1           No receiver or receiver and manager, liquidator or statutory manager has been appointed in respect of Vista Gold Antigua or any of the Subsidiaries or in respect of the whole or any part of the assets or undertaking of Vista Gold Antigua or any of the Subsidiaries.

7.2           None of Vista Gold Antigua or any of the Subsidiaries has stopped or suspended payment of its debts or become unable to pay its debts.  Neither Vista Gold Antigua nor any of the Subsidiaries is insolvent under applicable Laws.

7.3           None of Vista Gold Antigua or any of the Subsidiaries has entered into any transaction that could give any person the right to do either of the following:

(a)                                  set aside any rights that relevant company has in relation to that person; or

(b)                                 recover property or receive any payment from that relevant company that is more than $10,000 (individually).

8.             Related party contracts

8.1           None of Vista Gold Antigua or any of the Subsidiaries is a party to, nor has its profits or financial position been affected in any material way by, any contract or arrangement which is not of an entirely arm’s length nature.

9.             Litigation and other proceedings

9.1           Except the Legal Proceedings, no litigation, arbitration or other dispute resolution proceedings are pending or threatened by or against Vista Gold Antigua or any of the Subsidiaries.

9.2           None of Vista Gold Antigua or any of the Subsidiaries, or to its knowledge any executive, director or senior manager of Vista Gold Antigua or any of the Subsidiaries, is the subject of any investigation, inquiry or enforcement proceedings or process by any Government Authority relevant to the Shares, the Property or ownership of the Mine generally.

9.3           There is no unsatisfied judgment, order, arbitration award or decision of any court, tribunal or arbitrator against Vista Gold Antigua or any of the Subsidiaries.

10.           Accounts and financial records

10.1         All accounts and financial records give a true and fair view of the state of affairs of Vista Gold Antigua and, to its knowledge, each of the Subsidiaries (including profit and loss), are complete and accurate in all material respects, have been properly maintained and contain accurate records of all material matters required to be entered in them by law, and are in the possession or under the control of the relevant company.

11.           Loans by Vista Gold Antigua or Subsidiaries

11.1         None of Vista Gold Antigua or any of the Subsidiaries has lent any money which has not been repaid to it.  None of Vista Gold Antigua or any of the Subsidiaries owns the benefit of any debt (whether present or future), except debts that have accrued to it in the ordinary course of its usual business.

12.           Bank accounts

12.1         The statement of Vista Gold Antigua and each of the Subsidiaries’ bank accounts and of the credit or debit balances on them that is included in the Disclosure Documents is correct as at the date noted therein.  None of Vista Gold Antigua or any of the Subsidiaries has any other bank or deposit account (whether in credit or overdrawn) not included in the Disclosure Documents.  Since the date of the relevant statement, there has not been any payment out of any of the accounts except for routine payments and the balance on the accounts is not substantially different from the balances shown on the statement.

13.           Commercial

13.1         Vista is not aware of any supplier who intends to cease supplying Vista Gold Antigua or any of the Subsidiaries.

13.2         Vista is not aware of any material unpaid current liability or other amount owing to creditors, over $10,000 (individually), that would otherwise have been due and payable by Vista Gold Antigua or any of the Subsidiaries on or before the Closing Date

14.           Material contracts

14.1         To the best of its knowledge, none of Vista Gold Antigua or any of the Subsidiaries is a party to any contract, arrangement, or obligation which, whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to its business, profits or assets, or to which any of the following apply:

(a)                                  is not in the normal course of its business, or is otherwise unusual;

(b)                                 ends more than 12 months after the date of this Agreement;

(c)                                  is expected to result in a loss on completion of performance;

(d)                                 is of an onerous nature or cannot be fulfilled or performed on time and without undue or unusual expenditure of money or effort;

(e)                                  requires consideration to be paid to any person that is more than US$10,000;

(f)                                    involves payment by Vista Gold Antigua or any of the Subsidiaries by reference to fluctuations in the consumer price index or any other index;

(g)                                 is for the provision of management or similar services to Vista Gold Antigua or any of the Subsidiaries and which is not terminable by it on less than three months’ notice without compensation;

(h)                                 provides for any payment or receipt of funds not accurately reflecting the value of the services or goods on an arm’s length basis;

(i)                                     is with a related party of Vista;

(j)                                     significantly prohibits, limits or confines Vista Gold Antigua or any Subsidiaries’ freedom to engage in any activity or business;

(k)                                  whose nature or magnitude should reasonably be disclosed to the Purchaser; and

(l)                                     contravenes any Law.

14.2         Vista, Vista Gold Antigua and the Subsidiaries, have complied in all material respects with the provisions of all agreements or instruments of title under which the Property is held.

15.           Licenses and consents

15.1         The Disclosure Documents list all material approvals, authorities, consents, licences and permits that have been obtained for the conduct and operation of the Mine as currently contemplated in the Estudio de Evaluación de Impacto Ambiental dated July 2007 (in this Schedule “E”, the “Current Plan”).  For greater certainty, any modification to the Current Plan, including but not limited to, the relocation of the tailings dam, processing changes and changes in the size and number of mining equipment units, may result in the need to update and revise the Current Plan.

16.           Insurance

16.1         None of Vista, Vista Antigua or any of the Subsidiaries hold any insurance policy relating to the Property.

17.           Real property

17.1         Vista, through its indirect wholly-owned subsidiary Minera Nueva Vista S.A., holds 100% of the rights, title to and interest in the Property, except that its holds 75% of rights, title to and interest in the Gran Porvenir and Chayanteña concessions and 75% of rights, title to and interest in that portion of the Consolidada I concession that overlaps the Gran Porvenir and La Chayanteña concessions (in this Schedule “E”, collectively, “Melgarejo’s Interest”).

17.2         Each of the mining concessions comprised in the Property and set forth in Schedule “C” to this Agreement, is validly issued, is registered in the name of Minera Nueva Vista S.A. (except with respect to Melgarejo’s Interest), is presently in good standing and all holding taxes on the mining concessions comprised in the Property have been paid through 2007, subject to compliance with applicable laws of Bolivia in connection therewith, and no person, other than the Bolivian government, Agustin Melgarejo Zuleta (the holder of Melgarejo’s Interest), Minera Nueva Vista S.A., Compañía Inversora Vista S.A., Vista Gold Antigua and Vista, has any interest in the Property or production therefrom.

17.3         Except for invoices not yet received by Vista or any of its Affiliates for normal holding costs, all holding costs in respect of the Property are up to date and paid in full.

18.           Employees

18.1         The persons whose names are set out in the list of employees included in the Disclosure Documents are all the employees of Vista Gold Antigua or the Subsidiaries.  The particulars of their employment set out in the Disclosure Documents are approximate.

18.2         None of Vista Gold Antigua or any of the Subsidiaries has any liability to pay compensation for loss of office or employment to any former employee.

19.                               Taxation

19.1         To the best of its knowledge, all Taxation of any nature whatsoever whether in Bolivia or Antigua for which Vista Gold Antigua or any of the Subsidiaries is liable as at Closing Date has been duly paid, (in so far as such Taxation ought to have been paid).

19.2         To the best of its knowledge, neither Vista Gold Antigua or any of the Subsidiaries is, nor will in the future become, subject to any Taxes on or in respect of or by reference to its profits, gains, income, sales, disposals or deemed disposals of or transactions in relation to assets, inventory, or other property for any period up to and including the Closing Date.

SCHEDULE “F”

DISCLOSURE DOCUMENTS

1.                                      Amayapampa Information Memorandum by Prime Corporate Finance dated 7 November 2007;

2.                                      Amayapampa flyer by Prime Corporate Finance;

3.                                       Series of photographs downloaded from the Prime Corporate Finance website;

4.                                       Vista Gold Corp., Feasibility Study, Amayapampa, Bolivia, July 1997;

5.                                       Vista Gold Corp., Amayapampa Project, Feasibility Study, Bolivia, February 2000;

6.                                       GR Technical Services Ltd., Amayapampa Project Update Scoping Study, Prepared for Vista Gold Corp., 21 September, 2006;

7.                                       Estudio de Evaluación de Impacto Ambiental (EEIA), Ing. M. Sc. Carlos Muriel Zabala, July 2007;

8.                                       Environmental Permit, July 17, 2007;

9.                                       Socio-Economic Agreement comprised of the following:

(a)                                  in Spanish

(i)                                     Acta de Entendimiento, April 8, 2006;

(ii)                                  Contrato Colectivo, September 11, 2007;

(iii)                               Addendum, January 10, 2005; and

(iv)                              Contrato Socio-Economico, January 10, 2005.

(b)                                 in English

(i)                                     Memorandum of Understanding, April 8, 2006;

(ii)                                  Collective Contract, September 11, 2007;

(iii)                               Amendment, February 17, 2005; and

(iv)                              Socio-Economic Contract, January 10, 2005;

10.                                 Radic Update, January 30, 2008;

11.                                 Melgarejo Update, January 30, 2008;

F-1

12.                                 List of employees and estimate accrued severance benefits;

13.                                 Concession Taxes paid in 2007;

14.                                 Inventory of Assets and Equipment at La Paz office;

15.                                 Inventory of camp and equipment and supplies at Amayapampa;

16.                                 Land Occupied by the Camp at Amayapampa;

17.                                 Bank Statements for bank account of Minera Nueva Vista, S.A.; and

18.                                 Roscoe Postile Study from 2004.

F-2

SCHEDULE “G”

LOAN AGREEMENT

THIS AGREEMENT dated as of the        day of                   , 2008

BETWEEN:

VISTA GOLD CORP., a body corporate incorporated under the laws of the Yukon Territory, Canada and having an office at Suite 5 – 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(the “Lender”)

AND:

REPUBLIC GOLD LIMITED ACN 106 399 311, a body corporate incorporated under the laws of Australia and having its registered office at 144 Cobra Road, Mareeba, Queensland, Australia 4880

(the “Borrower”)

WHEREAS the Borrower and the Lender entered into a purchase and sale agreement dated •, 2008 (such agreement as amended, supplemented or replaced from time to time, the “Purchase and Sale Agreement”) which sets out the terms on which the Lender agreed to sell to the Borrower and the Borrower agreed to purchase from the Lender all of the issued and outstanding shares in the capital of Vista Gold Antigua Corp. (the “Shares”);

AND WHEREAS pursuant to the terms of the Purchase and Sale Agreement the Lender agreed to loan US$350,000 to the Borrower by way of a term loan (the “Loan Facility”) on the terms and conditions set out in this Agreement, such sum to be used by the Borrower for ongoing expenses on the Amayapampa gold project (the “Amayapamp Gold Project”) and for the settling of the Legal Proceedings (as defined in the Purchase and Sale Agreement);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.                                                                                      THE LOAN

1.1                                                                               Amount - The Lender shall make available to the Borrower the principal amount of U.S.$350,000 (the “Principal”).

1.2                                                                               Interest Rate - Interest (the “Interest”) shall accrue and be paid at the rate of 10% per annum, payable as provided in Section 2.1 below, on the Principal or such amount thereof as may be outstanding from time to time, on interest not paid when due and on all other amounts payable by the Borrower to the Lender under this Agreement.  All such Principal, Interest and other amounts payable hereunder are referred to collectively as the “Loan”.

1.3                                                                               Legal Fees - The Borrower and the Lender shall each be responsible for their own legal fees and disbursements in connection with the Loan Facility and the documentation required therefore.

1.4                                                                               Purpose - The Principal shall be used by the Borrower to for ongoing expenses on the Amayapampa Gold Project and for the settling of the Legal Proceedings.

2.                                                                                      REPAYMENT

2.1                                                                               Interest - Interest shall be calculated in accordance with Section 1.2 above.  The Borrower shall pay all accrued Interest on the last day of each and every month during the term of the Loan commencing April 30, 2008.

2.2                                                                               Principal - The Principal shall be repaid to the Lender by the Borrower on or before the earlier of: (a) September 30, 2008, (b) the date that a bankable feasibility study is completed with respect to the Amayapampa Gold Project or (c) such earlier date in the event that the Lender makes demand for full payment in accordance with Section 5.2.

2.3                                                                               Prepayment – The Borrower may prepay the whole or any part of the Principal or any Interest accrued thereon upon 14 days prior written notice to the Lender, and such prepayment will be applied against the outstanding balance of the Principal.

3.                                                                                      CONDITIONS PRECEDENT

3.1                                                                               Conditions Precedent to Advance - The obligation of the Lender to advance the Principal to the Borrower is subject to the following, it being understood that these conditions precedent are for the exclusive benefit of the Lender:

(a)                                  the Borrower shall have executed and delivered this Agreement to the Lender; and

(b)                                the Borrower shall have delivered to the Lender such other information and documents as the Lender may reasonably request.

4.                                                                                      COVENANTS OF BORROWER

4.1                                                                               Performance - The Borrower covenants with the Lender that it will duly perform and observe each and all of its covenants and agreements set forth in this Agreement and the Purchase and Sale Agreement.

4.2                                                                               Corporate Existence - The Borrower will maintain its corporate existence, will carry on and conduct its business in a proper business-like manner and in accordance with good business practice, will comply with all applicable laws (including environmental laws), will pay all taxes when due, and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles consistently applied.

4.3                                                                               Repayment - The Borrower shall pay the Principal and the Interest when due.

4.4                                                                               Negative Covenants – The Borrower will not, without the prior written consent of the Lender, which consent will not be unreasonably withheld or delayed:

(a)                                  declare or pay any dividends or repurchase any shares in its capital;

(b)                                 repay to any shareholder of the Borrower any amounts owing to such shareholders under any shareholder loans;

(c)                                  amalgamate or merge with any other party;

(d)                                 guarantee, endorse or otherwise become liable for the obligations of any other party;

(e)                                  create any security under Section 427 of the Bank Act (Canada) or under any comparable legislation in Australia; or

(f)                                    grant, assume, create or suffer to exist any security interest, mortgage, charge or other encumbrance on the Purchase and Sale Agreement or the Amayapampa Gold Project, except for any security interest, mortgage, charge or other encumbrance contemplated by a bankable feasibility study relating to the Amayapampa Gold Project undertaken to move such project to Commercial Production (as defined in the Purchase and Sale Agreement).

5.                                                                                      DEFAULT

5.1                                                                               Events of Default - Any one or more of the following shall constitute an event of default (“Event of Default”) for the purposes of this Agreement:

(a)                                  Failure to Pay Principal or Interest - The failure by the Borrower to pay either Interest or Principal when due;

(b)                                 Breach of Covenant - The failure of the Borrower to comply with any covenant in or obligation under this Agreement;

(c)                                  Bankruptcy - The making by the Borrower of a proposal or a general assignment for the benefit of its creditors or if the Borrower petitions or applies to any court or tribunal for the appointment of a trustee or receiver for itself or any substantial part of its assets, or commits an act of bankruptcy or insolvency, or commences any proceedings under any bankruptcy, arrangement, insolvency, readjustment of debt, or similar statute of any jurisdiction, whether now or hereafter in effect, or any such proceedings are commenced by any other person and the Borrower, as the case may be, by any action or non-action indicate their approval thereof, consent thereto or acquiescence therein, or an order is entered appointing any such trustee or approving the petitions in any such proceedings, or if the Borrower acknowledges its insolvency in any manner whatsoever;

(d)                                 Obligations under Purchase and Sale Agreement with the Lender – The failure of the Borrower, without the prior written consent of the Lender, to comply with any of the provisions of the Purchase and Sale Agreement;

(e)                                  Impairment of Loan / Danger to Charged Property or Assets - If the Lender believes in good faith, or has commercially reasonable grounds to believe that the prospect of repayment of the Loan is or is about to be impaired or the charged property and assets are or are about to be placed in jeopardy;

(f)                                    Material Adverse Change - The occurrence of any material adverse change in the Borrower, its business or its financial prospects, as determined by the Lender, acting reasonably;

(g)                                 Appointment of Receiver - The appointment of a receiver, receiver-manager or receiver and manager of the Borrower or of any material part of the properties or assets of the Borrower; and

(h)                                 Alteration of Corporate Structure - The disposition by the Borrower of all or substantially all of its property or undertaking or the amalgamation or merger of the Borrower with any other corporation or corporate reorganization of the Borrower, without the prior written consent of the Lender.

5.2                                                                               Consequences of Default - After any of the Events of Default has occurred and at any time thereafter, provided that the Borrower has not theretofore remedied or caused to be remedied all outstanding Events of Default, the Lender may, in its discretion, by notice to the Borrower, declare this Agreement to be in default.  At any time thereafter, while the Borrower shall not have remedied all outstanding Events of Default, the Lender may, in its discretion, declare the outstanding balance of the Loan and all liabilities of the Borrower hereunder to be immediately due and payable (to the extent such amounts are not already due and payable) and such moneys and liabilities shall forthwith become due and payable without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived.

6.                                                                                      MISCELLANEOUS

6.1                                                                               Notices - All notices, demands and payments required or permitted to be given under this Agreement shall be in writing and may be delivered personally, by courier or may be forwarded by first class prepaid registered mail to the addresses set forth on page one or at such other addresses as may from time to time be notified in writing by the parties to this Agreement.  Any notice delivered personally or by courier shall be deemed to have been given and received at the time of delivery.  Any notice forwarded by first class prepaid registered mail shall be deemed to have been given and received on the expiration of 72 hours after it is posted provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall only be effective if actually received.

6.2                                                                               No Set-Off - The obligation of the Borrower to make all payments hereunder shall be absolute and unconditional and shall not be effected by any circumstance, including without limitation any set-off, compensation, counterclaim, defence or other right which the Borrower may have against the Lender relating to the transactions contemplated under this Agreement or otherwise.

6.3                                                                               Amendments - Neither this Agreement nor any provision hereof may be amended or modified except by agreement in writing.  No provision of this Agreement may be waived or released except by instrument in writing signed by the party against whom enforcement of such waiver or release is sought.

6.4                                                                               Further Assurances - Each of the parties shall execute such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

6.5                                                                               Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia which shall be deemed to be the proper law of this Agreement.

6.6                                                                               Severability - If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part of this Agreement.

6.7                                                                               Headings - The headings appearing in this Agreement have been inserted for convenience of reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision in this Agreement.

6.8                                                                               Time - Time is of the essence of this Agreement.

6.9                                                                               Enurement - This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

6.10                                                                        Counterparts – This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

6.11                                                                        Facsimile – This Agreement may be executed and delivered by facsimile transmission and when so delivered this Agreement shall be deemed to be an original executed and delivered agreement and binding upon the parties for all purposes as if originally executed and delivered.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

VISTA GOLD CORP.

Authorized Signatory

REPUBLIC GOLD LIMITED
ACN 106 399 311

Authorized Signatory